Exhibit 99.1

FORESTAR REPORTS FISCAL 2022 THIRD QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - July 19, 2022 — Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its third fiscal quarter ended June 30, 2022.

Fiscal 2022 Third Quarter Highlights
All comparisons are year-over-year, unless otherwise noted

•Net income attributable to Forestar increased 151% to $39.7 million or $0.80 per diluted share
•Pre-tax income increased 150% to $52.7 million, while pre-tax profit margin increased 1,040 basis points to 17.1%
◦Excluding an $18.1 million loss on extinguishment of debt incurred in the prior year quarter, pre-tax income increased 34% and pre-tax profit margin improved 460 basis points
•Generated $308.5 million of revenues on 3,473 lots sold
•Lots sold to customers other than D.R. Horton increased 213% to 435 lots
•Own and control 97,000 lots at June 30, 2022, consistent with a year ago
•Achieved return on equity ("ROE") of 16.2% for the trailing twelve months ended June 30, 2022, an improvement of 620 basis points; 9th consecutive quarter of ROE improvement
•Book value per share increased 18% to $23.05

Daniel Bartok, CEO, said, "The Forestar team produced a strong third quarter highlighted by EPS increasing 151% to $39.7 million or $0.80 per diluted share. Demand for finished lots remained strong during the quarter, resulting in significant pre-tax profit margin improvement, both year-over-year and sequentially. Our lot deliveries were below our expectations this quarter due to increased headwinds in the development process, primarily related to municipality delays and, to a lesser extent, shortages of certain materials. We continue to manage our development in phases to ensure we are delivering finished lots at a pace that matches market demand, consistent with our focus on capital efficiency and returns.

Bartok concluded, "Our team is executing on our return-focused lot manufacturing strategy as evidenced by our continued improvement in ROE. Our contracted backlog and strong balance sheet, combined with the strength of our teams and expanding customer base, position us to continue gaining market share in the highly fragmented lot development industry."

Financial Results
Net income attributable to Forestar for the third quarter increased 151% to $39.7 million, or $0.80 per diluted share, compared to $15.8 million, or $0.32 per diluted share, in the same quarter of fiscal 2021. Pre-tax income for the third quarter increased 150% to $52.7 million from $21.1 million in the same quarter of fiscal 2021. Excluding the $18.1 million pre-tax loss on extinguishment of debt related to the redemption of the Company’s 8.0% senior notes incurred in the third quarter of fiscal 2021, pre-tax income for the third quarter increased 34%. Revenues for the third quarter decreased 1% to $308.5 million from $312.9 million in the same quarter of fiscal 2021.

Net income attributable to Forestar for the nine months ended June 30, 2022 increased 93% to $128.0 million, or $2.57 per diluted share, compared to $66.2 million, or $1.36 per diluted share, in the same period of fiscal 2021. Pre-tax income for the nine months ended June 30, 2022 increased 93% to $169.4 million from $87.9 million in the same period of fiscal 2021. The nine months ended June 30, 2022 includes a $3.8 million pre-tax real estate impairment charge to cost of sales. The nine months ended June 30, 2021 includes an $18.1 million pre-tax loss on extinguishment of debt related to the redemption of the Company’s 8.0% senior notes. Revenues for the nine months ended June 30, 2022 increased 25% to $1.1 billion from $907.1 million in the same period of fiscal 2021.

The Company's ROE improved 620 basis points year-over-year to 16.2% for the trailing twelve months ended June 30, 2022. ROE is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the third quarter decreased 10% to 3,473 lots compared to 3,858 lots in the same quarter of fiscal 2021. Lots sold during the nine months ended June 30, 2022 increased 25% to 13,777 lots compared to 11,013 lots in the same period of fiscal 2021.

The Company's lot position at June 30, 2022 was 97,000 lots, of which 65,300 were owned and 31,700 were controlled through purchase contracts. Lots owned at June 30, 2022 included 5,300 that are fully developed. Of the Company's owned lot position, 19,300 lots, or 30%, were under contract to sell to D.R. Horton, Inc. ("D.R. Horton") at June 30, 2022, representing approximately $1.5 billion of future revenue. Another 19,100 lots, or 29%, of the Company's owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at June 30, 2022.

At June 30, 2022, the Company had 1,000 lots under contract to sell to customers other than D.R. Horton, and during the third quarter of fiscal 2022, lots sold to customers other than D.R. Horton increased 213% to 435 lots from 139 lots in the prior year quarter. During the nine months ended June 30, 2022, lots sold to customers other than D.R. Horton increased 257% to 1,954 lots, up from 547 lots in the prior year period.

Capital Structure, Leverage and Liquidity
Forestar ended the third quarter with $146.3 million of unrestricted cash and $354.0 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $500.3 million. Debt at June 30, 2022 totaled $705.6 million, with no senior note maturities until fiscal 2026. The Company's net debt to total capital ratio at the end of the quarter was 32.8%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders' equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, "Based on our fiscal year-to-date results and current market conditions, including development delays and moderation in housing demand, we are updating our guidance for fiscal 2022. We now expect our pre-tax profit margin for the full fiscal year to be approximately 14.25% compared to our prior guidance of 14.0% to 14.5%. Additionally, we expect to deliver approximately 17,000 lots generating approximately $1.425 billion of revenue in fiscal 2022, compared to our prior guidance of between 19,500 and 20,000 lots generating approximately $1.7 billion of revenue.

"Forestar's return-focused business model is centered on our high inventory turnover, low risk lot manufacturing strategy. Our liquidity and balance sheet strength enables us to effectively operate through changing economic conditions and positions us to be opportunistic when attractive opportunities present themselves. We expect continued profitable growth in the coming years, supported by our low net leverage, the engagement of our people, our strategic relationship with D.R. Horton and 97,000 lots owned and controlled at June 30, 2022."

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, July 19) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062 (reference entry code 443294), and the call will also be webcast from the Company's website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 52 markets and 22 states. Based in Arlington, Texas, the Company delivered more than 18,500 residential lots during the twelve-month period ended June 30, 2022. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that Forestar will continue gaining market share in the highly fragmented lot development industry; we now expect our pre-tax profit margin for the full fiscal year to be approximately 14.25%; we expect to deliver approximately 17,000 lots generating approximately $1.425 billion of revenue in fiscal 2022; our liquidity and balance sheet strength enables us to effectively operate through changing economic conditions and positions us to be opportunistic when attractive opportunities present themselves; and we expect continued profitable growth in the coming years, supported by our low net leverage, the engagement of our people, our strategic relationship with D.R. Horton and 97,000 lots owned and controlled at June 30, 2022.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Katie Smith, 817-769-1860
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2022	September 30, 2021
	(In millions)
ASSETS
Cash and cash equivalents	$146.3	$153.6
Real estate	2,054.3	1,905.2
Investment in unconsolidated ventures	0.4	0.9
Property and equipment, net	5.5	2.9
Other assets	61.3	39.1
Total assets	$2,267.8	$2,101.7
LIABILITIES
Accounts payable	$63.8	$47.4
Accrued development costs	111.0	104.5
Earnest money on sales contracts	146.4	148.3
Deferred tax liability, net	25.6	24.4
Accrued expenses and other liabilities	67.5	56.7
Debt	705.6	704.5
Total liabilities	1,119.9	1,085.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,759,480 and 49,580,389 shares issued and outstanding at June 30, 2022 and September 30, 2021, respectively	49.8	49.6
Additional paid-in capital	640.0	636.2
Retained earnings	457.1	329.1
Stockholders' equity	1,146.9	1,014.9
Noncontrolling interests	1.0	1.0
Total equity	1,147.9	1,015.9
Total liabilities and equity	$2,267.8	$2,101.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Revenues	$308.5	$312.9	$1,137.7	$907.1
Cost of sales	234.6	257.1	902.9	753.8
Selling, general and administrative expense	24.1	16.9	69.9	48.7
Equity in earnings of unconsolidated ventures	—	—	(1.1)	(0.2)
Gain on sale of assets	(2.7)	—	(3.2)	—
Interest and other income	(0.2)	(0.3)	(0.2)	(1.2)
Loss on extinguishment of debt	—	18.1	—	18.1
Income before income taxes	52.7	21.1	169.4	87.9
Income tax expense	13.0	5.2	41.4	21.5
Net income	39.7	15.9	128.0	66.4
Net income attributable to noncontrolling interests	—	0.1	—	0.2
Net income attributable to Forestar Group Inc.	$39.7	$15.8	$128.0	$66.2

Basic net income per common share attributable to Forestar Group Inc.	$0.80	$0.32	$2.57	$1.36
Weighted average number of common shares	49.9	49.4	49.8	48.7

Diluted net income per common share attributable to Forestar Group Inc.	$0.80	$0.32	$2.57	$1.36
Adjusted weighted average number of common shares	49.9	49.5	49.8	48.7

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
	(In millions)
Residential lot sales:
Development projects	$294.6	$274.8	$1,078.8	$797.0
Lot banking projects	—	36.5	27.3	101.4
Decrease (increase) in contract liabilities	0.5	(3.9)	2.1	(3.9)
	295.1	307.4	1,108.2	894.5
Deferred development projects	7.9	—	20.4	—
	303.0	307.4	1,128.6	894.5
Tract sales and other	5.5	5.5	9.1	12.6
Total revenues	$308.5	$312.9	$1,137.7	$907.1

RESIDENTIAL LOTS SOLD
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Development projects	3,406	3,330	12,593	9,606
Lot banking projects	—	528	330	1,407
	3,406	3,858	12,923	11,013
Deferred development projects	67	—	854	—
	3,473	3,858	13,777	11,013

Average sales price per lot (1)	$86,500	$80,700	$85,600	$81,600

LOT POSITION
	June 30, 2022		September 30, 2021
Lots owned	65,300	(2)	64,400	(3)
Lots controlled through land and lot purchase contracts	31,700		32,600
Total lots owned and controlled	97,000		97,000
___________

(1)Excludes lots sold from deferred development projects and any impact from change in contract liabilities.
(2)Lots owned at June 30, 2022 included approximately 19,300 under contract to sell to D.R. Horton and 19,100 subject to a right of first offer to purchase by D.R. Horton based on executed purchase and sale agreements.
(3)Lots owned at September 30, 2021 included approximately 21,000 under contract to sell to D.R. Horton and 18,200 subject to a right of first offer to purchase by D.R. Horton based on executed purchase and sale agreements.